Exhibit 10.7
MOJO ORGANICS, INC.
101 Hudson Street, 21st Floor
Jersey City, New Jersey 07302

December __, 2012

OmniView Capital, LLC
303 Park Ave. South
P.O. Box 1287
New York, NY 10028
Attn.:  Chief Executive Officer

Ladies and Gentlemen:

Reference is made to the Securities Purchase Agreement for Series A Preferred Stock (the “Purchase Agreement”) to be entered into by and among Mojo Organics, Inc., a Delaware corporation (the “Company”) and the Purchasers thereunder.  Capitalized terms used but not defined herein have the meanings given them in the Purchase Agreement.

In consideration of, among other things, the purchase by OmniView Capital, LLC (“OmniView”) of Series A Preferred Stock in the Offering, the undersigned agrees that OmniView shall have the right to nominate one member of the Company’s Board of Directors (such person, or any successor thereto nominated by Seller and reasonably satisfactory to the Buyer, the “Nominee”) for so long as OmniView and its affiliates together hold at least five percent (5%) or more of the Company’s issued and outstanding Series A Preferred Stock, and the Company’s Board of Directors shall appoint the Nominee as a director of the Company, to serve until the next annual meeting of Shareholders or until his successor is duly elected and qualified or his earlier death, resignation or removal in accordance with the Company’s By-Laws.

OmniView shall continue to nominate a Nominee at the next and subsequent annual meetings of the Shareholders, and at any special meeting of the Shareholders at which Directors are to be elected (collectively, a “Meeting”) during such period, but the Nominee will be subject to reelection by the stockholders as provided in the Company’s By-Laws. If the Nominee is not elected by the Shareholders pursuant to the By-Laws, OmniView shall have the right to designate the same or another person as its Nominee at the next Meeting, provided OmniView and its affiliates together hold at least five percent (5%) or more of the Company’s issued and outstanding Series A Preferred Stock.

This letter agreement shall not limit the rights of the parties in any other document, instrument or agreement relating to the transactions contemplated by the Purchase Agreement.

This letter agreement may be executed in counterparts, each of which shall be governed by the laws of the State of New York.

Very Truly Yours, MOJO ORGANICS, INC. By: /s/ Glenn Simpson Name: Glenn Simpson Title: CEO

OMNIVIEW CAPITAL, LLC

By: /s/ Abraxas J. Discala
       Name: Abraxas J. Discala
       Title: CEO